Exhibit 99.1

Excerpts from the Preliminary Prospectus Supplement of MGM Resorts International, dated April 23, 2020

In these excerpts, except where the context requires or unless otherwise indicated, we will collectively refer to MGM Resorts International and our direct and indirect subsidiaries as “MGM Resorts International,” “we,” “our” and “us.” “MGM China” refers to MGM China Holdings Limited, “MGP” refers to MGM Growth Properties LLC, and “Operating Partnership” refers to MGM Growth Properties Operating Partnership LP.

USE OF NON-GAAP FINANCIAL INFORMATION

These excerpts from the preliminary prospectus supplement include certain non-GAAP financial measures, including Adjusted EBITDAR and Adjusted Property EBITDAR. For a discussion of the limitations of Adjusted EBITDAR and Adjusted Property EBITDAR, the rationales for using Adjusted EBITDAR and Adjusted Property EBITDAR and reconciliations of Adjusted EBITDAR and Adjusted Property EBITDAR to the most directly comparable GAAP measures, see “Summary—Summary Consolidated Financial Information and Other Data.”

SUMMARY

Recent Developments

Financial Impact of COVID-19

The spread of COVID-19 and developments surrounding the global pandemic have had, and we expect will continue to have, a significant impact on our business, results of operations and financial condition. This is an unprecedented public health crisis and we believe that we must do all we can to assist in mitigating the impact of the epidemic to protect the health and safety of our employees, guests and the communities in which we operate.

Domestic Operations. As of March 17, 2020, all of our domestic properties were temporarily closed to the public and have remained closed pursuant to state and local government requirements as a result of the unprecedented public health crisis from the COVID-19 pandemic. As a result, our properties are effectively generating no revenue. We have also seen high levels of room and convention cancellations through the third quarter of 2020 with some tentative re-bookings in the fourth quarter and into 2021. There have not been meaningful cancellations for 2021 related to the COVID-19 pandemic. While we are working closely with government officials on plans to re-open our properties when the government restrictions are lifted, we cannot predict the duration of the shutdowns or any limitations the government may impose on our operations when we are able to re-open, which may include, among others, restrictions on the number of seats per table game, slot machine spacing, temperature checks, mask protection as well as other measures at our restaurants and entertainment venues to enforce social distancing measures. In addition, when we are able to re-open, we expect to see weakened demand at our properties in light of continued domestic and international travel restrictions or warnings, consumer fears and reduced consumer discretionary spending and general economic uncertainty. In light of the foregoing, we are unable to determine when our properties will return to pre-pandemic demand or pricing. See “Risk Factors—Risks Related to our Business—The global COVID-19 pandemic has materially impacted our business, financial results and liquidity, and such impact could worsen and last for an unknown period of time.” We expect that our regional properties may open first, with phased re-openings of our Las Vegas strip properties in order to effectively manage resources in light of demand needs and continued compliance with any government imposed restrictions on our operations or policies we choose to implement as necessary to mitigate the impact of COVID-19.

While our properties are closed, we still face significant fixed and variable costs. We have engaged in aggressive efforts to reduce expenses during this time, including:

•	reducing or deferring at least 50% of planned capital expenditures in 2020;

•	reducing employee costs, including through hiring freezes, headcount reductions and substantial furloughs of employees and cancellation of merit pay increases;

•

initiating a program where certain senior executives and directors voluntarily elected to receive all or a portion of their remaining base salary during 2020 in the form of restricted stock units in lieu of cash; and

•	starting with its dividend for the second quarter of 2020, management intends to recommend that the Board approve a nominal dividend of $0.01 per share or less if permitted.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act provides opportunities for additional liquidity, loan guarantees, and other government programs to support companies affected by the COVID-19 pandemic and their employees. Based on our preliminary analysis of the CARES Act, the benefits we expect to recognize include:

•	refund of federal income taxes due to five-year carryback of net operating loss incurred in 2020 when our 2020 tax return is filed;

•	relaxation of interest expense deduction limitation for income tax purposes;

•	reduction of employer Federal Insurance Contributions Act (“FICA”) taxes equal to 50 percent of wages paid and health care coverage provided to furloughed employees during 2020; and

•	deferral of all employer FICA taxes for the remainder of 2020, 50 percent payable by December 2021 and the remainder payable by December 2022.

We intend to continue to review and consider any available potential benefits under the CARES Act for which we qualify, including those described above. We cannot predict the manner in which such benefits or any of the other benefits described herein will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. If the U.S. government or any other governmental authority agrees to provide such aid under the CARES Act or any other crisis relief assistance, it may impose certain requirements on the recipients of the aid, including restrictions on executive officer compensation, dividends, prepayment of debt, limitations on debt and other similar restrictions that will apply for a period of time after the aid is repaid or redeemed in full.

International Operations. As previously disclosed, in January 2020, China implemented a temporary suspension of its visa scheme that permits mainland Chinese to travel to Macau, and on February 4, 2020 the Hong Kong SAR government temporarily closed the Hong Kong Macau Ferry Terminal in Hong Kong, until further notice. The government of Macau also asked that all casino operators in Macau suspend operations for a 15-day period commencing on February 5, 2020. As a result, MGM Macau and MGM Cotai suspended all operations at their properties other than operations that are necessary to provide sufficient non-gaming facilities to serve any remaining hotel guests during that period. While the properties have since re-opened, several travel and entry restrictions in Macau, Hong Kong and certain cities and regions in mainland China remain in place (including the temporary suspension of the visa scheme, the temporary suspension of ferry services and other modes of transportation, and bans on entry or enhanced quarantine requirements), significantly impacting visitation to our Macau properties, which continue to have a material impact on MGM China’s results of operations. Our Macau properties are incurring cash operating expenses, exclusive of rent, interest, variable gaming taxes, corporate expense and expected capital expenditures, of approximately $1.5 million per day, which is significantly in excess of amounts being earned at those properties. This estimate is based on current expectations and assumptions, and MGM China’s actual level of cash operating expenses could be impacted by unanticipated developments or by events beyond MGM China’s control.

Due to the continued impact of the outbreak of COVID-19, MGM China entered into a further amendment to its credit agreement, effective April 9, 2020 that provided for a waiver of its maximum leverage ratio extending through the second quarter of 2021, and a waiver of its minimum interest coverage ratio beginning in the second quarter of 2020 through the second quarter of 2021.

Preliminary First Quarter Financial and Operating Results

The results in this section reflect preliminary expectations of financial results for the quarter ended March 31, 2020, and have not been reviewed by our auditors and are subject to change.

Based on currently available information, we estimate the following results for the quarter ended March 31, 2020:

•	Consolidated net revenue of $2.3 billion, a 29% decrease from the prior year quarter;

•

Consolidated operating income of $1.3 billion, compared to $370 million in the prior year quarter, primarily driven by a $1.5 billion net gain related to the MGM Grand Las Vegas/Mandalay Bay real estate transaction;

•	Net income attributable to MGM Resorts of $807 million, including the gain discussed above net of tax, compared to net income attributable to MGM Resorts of $31 million in the prior year quarter;

•

Consolidated Adjusted EBITDAR decreased 61% to $295 million in the current quarter, compared to $748 million in the prior year quarter, primarily attributable to the temporary suspension of casino operations discussed above;

•	Net Revenues at our Las Vegas Strip Resorts of $1.1 billion, a 21% decrease from the prior year quarter;

•	Adjusted Property EBITDAR at our Las Vegas Strip Resorts of $268 million, a 34% decrease from the prior year quarter;

•	Net Revenues at our Regional Operations of $726 million, a 10% decrease from the prior year quarter;

•	Adjusted Property EBITDAR at our Regional Operations of $152 million, a 28% decrease from the prior year quarter;

•	Net Revenues at MGM China of $272 million, a 63% decrease from the prior year quarter;

•	Adjusted Property EBITDAR loss at MGM China of $22 million, compared to Adjusted Property EBITDAR of $193 million in the prior year quarter; and

•	Corporate expense, including share-based compensation for corporate employees, was $144 million in the first quarter of 2020, compared to $129 million in the prior year quarter.

See “—Summary Consolidated Financial Information and Other Data” for reconciliations of Adjusted EBITDAR and Adjusted Property EBITDAR to the most directly comparable GAAP measures.

Financial Position & Liquidity

Based on currently available information, we estimate the following financial position at March 31, 2020:

•	Cash and cash equivalents at March 31, 2020 was $6.0 billion, which included $1.8 billion at the Operating Partnership and $381 million at MGM China;

•	At March 31, 2020, principal amount of indebtedness outstanding was $11.8 billion, including $4.0 billion outstanding at the Operating Partnership and $2.3 billion outstanding at MGM China; and

•

At March 31, 2020, $1.5 billion was drawn on the Company’s $1.5 billion revolving facility, $1.35 billion was drawn on the $1.35 billion Operating Partnership revolving credit facility, and $826 million was drawn on the $1.25 billion MGM China revolving credit facility.

Excluding MGP and MGM China, we currently have no debt maturing prior to 2022 and estimate that while all of our domestic properties are closed, our cash outflows inclusive of net rent, interest, corporate and operating expenses and expected capital expenditures, are approximately $270 million per month. This estimate is based on current expectations and assumptions, and our actual level of cash outflows could be impacted by unanticipated developments or by events beyond our control. See “Risk Factors—Risks Related to our Business—The global COVID-19 pandemic has materially impacted our business, financial results and liquidity, and such impact could worsen and last for an unknown period of time.” In addition to our cash and cash equivalent balance, we have significant real estate assets and other holdings. We own MGM Springfield and a 50% interest in CityCenter in Las Vegas, an approximate 56% interest in MGM China, and a 60.6% economic interest in MGP. We have also entered into an agreement with MGP to receive cash for up to $1.4 billion of our existing operating partnership units, which we have not exercised.

The preliminary estimates presented above are the responsibility of management and have been prepared in good faith on a consistent basis with prior periods. However, we have not completed our financial closing procedures for the three months ended March 31, 2020, and our actual results could be materially different from our estimates. In addition, Deloitte & Touche LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to these preliminary estimates and does not express an opinion or any other form of assurance with respect to these preliminary estimates or their achievability. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ended March 31, 2020, we and our auditors may identify items that would require us to make material adjustments to the preliminary estimates presented above. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved in any future period. Investors are cautioned not to place undue reliance on such preliminary estimates.

The COVID-19 pandemic has caused, and is continuing to cause, significant disruption in the financial markets both globally and in the United States, and will continue to impact, possibly materially, our business, financial condition and results of operations. We cannot predict the degree, or duration, to which our operations will be affected by the COVID-19 outbreak, and the effects could be material. While we believe our strong liquidity position, valuable unencumbered assets and aggressive cost reduction initiatives will enable us to fund our current obligations for the foreseeable future, COVID-19 has resulted in significant disruption of global financial markets, which could have a negative impact on our ability to access capital in the future.

We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities and may take additional actions based on their recommendations. In these circumstances, there may be developments outside our control requiring us to further adjust our operating plan, including when and how we are able to re-open our properties. Because the situation is ongoing, and because the duration and severity remain unclear, it is difficult to forecast any impacts on our future results. However, we currently expect the COVID-19 outbreak to impact our operations for the quarter ending June 30, 2020 more significantly than it has impacted the quarter ended March 31, 2020, primarily as a result of the continued closure of our domestic properties for all, or a significant portion, of the second quarter. See “Risk Factors—Risks Related to our Business—The global COVID-19 pandemic has materially impacted our business, financial results and liquidity, and such impact could worsen and last for an unknown period of time.”

Senior Credit Facility

On February 14, 2020, in connection with the series of transactions (collectively, the “MGP BREIT Venture Transaction”) pursuant to which the real estate assets of MGM Grand Las Vegas and Mandalay Bay were contributed to a newly formed entity owned 50.1% by the Operating Partnership and 49.9% by a subsidiary of Blackstone Real Estate Income Trust, Inc., we entered into an unsecured revolving credit agreement among us, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Credit Agreement”). As a condition precedent to the effectiveness of the Credit Agreement, certain proceeds of the MGP BREIT Venture Transaction were used to prepay at par the entire principal amount of the outstanding revolving loans under our prior amended and restated credit agreement, dated as of April 25, 2016, and the revolving commitments under such prior credit agreement were terminated.

The Credit Agreement provides for a $1.5 billion unsecured revolving facility (the “Revolving Credit Facility”). The interest rate of the Revolving Credit Facility is determined by reference to a total net leverage ratio-based pricing grid providing for an interest rate of LIBOR plus a margin ranging from 1.50% to 2.25% per annum or the base rate plus a margin ranging from 0.50% to 1.25% per annum. The Revolving Credit Facility will mature on February 14, 2025.

On April 21, 2020 we launched an amendment to the Credit Agreement (the “Amendment”) to provide us with certain relief from the effects of the COVID-19 pandemic. The Amendment would provide us with a waiver of the financial maintenance covenants for the period beginning with the quarter ending June 30, 2020 through the earlier of (x) the date we deliver to the administrative agent a compliance certificate with respect to the quarter ending June 30, 2021 and (y) the date we deliver to the administrative agent an irrevocable notice terminating the covenant relief period (such period, the “covenant relief period”). In connection with the Amendment, we expect to pledge the Operating Partnership units held by loan parties under the Credit Agreement to the lenders as collateral under the Credit Agreement. We expect to also agree to certain limitations including, among other things, further restricting our ability to incur debt and liens, make restricted payments, make investments and prepay subordinated debt. In addition, we will agree to a liquidity test that requires us to maintain a minimum liquidity level of not less than $600.0 million (including unrestricted cash, cash equivalents and availability under the Revolving Credit Facility), tested at the end of each month during the covenant relief period. There can be no assurances that the Amendment will be obtained on the terms described herein or at all. The closing of this offering is not conditioned on the successful completion of the Amendment.

March 2020 Debt Tender Offers

In March 2020, we concluded tender offers to purchase in cash up to $750.0 million in aggregate principal amount of our 5.75% senior notes due 2025, 5.50% senior notes due 2027 and 4.625% senior notes due 2026. In connection with the tender offers, we accepted for purchase $325.0 million in aggregate principal amount of 5.75% senior notes due 2025, $325.0 million in aggregate principal amount of 5.50% notes due 2027 and $100.0 million in aggregate principal amount of 4.625% senior notes due 2026, which, in each case, represented the maximum amount of the tender cap applicable to each series of notes after giving effect to proration for amounts tendered in excess of the tender caps.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

Reconciliation of Net Income Attributable to MGM Resorts International to Adjusted EBITDAR

“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, CEO transition expense, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in REITs, and property transactions, net. We utilize “Adjusted Property EBITDAR” as the primary profit measures for our reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as Adjusted EBITDAR before corporate expense and stock compensation expense, which are not allocated to each operating segment, and before rent expense related to the master lease with MGP that eliminates in consolidation. We manage capital allocation, tax planning, stock compensation, and financing decisions at the corporate level.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because we believe these measures are widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. We believe that while items excluded from Adjusted EBITDAR and Adjusted Property EBITDAR may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period.

In addition, we changed our non-GAAP measures as a result of the Bellagio real estate transaction in the fourth quarter of 2019, including recasting prior periods, to exclude rent expense associated with triple net operating leases and ground leases. We believe excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing us, as well as comparing our results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR and Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to net income, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with our triple net operating and ground leases, and is provided for the limited purposes discussed herein.

Adjusted EBITDAR and Adjusted Property EBITDAR should not be construed as an alternative to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR or Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR or Adjusted Property EBITDAR information may calculate Adjusted EBITDAR or Adjusted Property EBITDAR in a different manner and such differences may be material.

The following tables present supplemental data on reportable segment net revenues, reportable segment Adjusted Property EBITDAR and Adjusted EBITDAR, and a reconciliation of net income attributable to MGM Resorts International to Adjusted EBITDAR. Information presented in the tables below for the three months ended March 31, 2020 use data based on our preliminary financial results for the three months ended March 31, 2020:

Supplemental Data: Reportable Segment Net Revenues

	For the Three Months Ended March 31,
	2020(1)	2019
	(In thousands)
	(unaudited)
Las Vegas Strip Resorts	$1,133,806	$1,428,188
Regional Operations	725,660	803,945
MGM China	271,887	734,204
Management and other operations	121,464	210,574

	$2,252,817	$3,176,911

Supplemental Data: Reportable Segment Adjusted Property EBITDAR and Adjusted EBITDAR

	For the Three Months Ended March 31,
	2020(1)	2019
	(In thousands)
	(unaudited)
Las Vegas Strip Resorts	$267,599	$403,651
Regional Operations	151,720	211,797
MGM China	(21,990)	192,811
Unconsolidated resorts(a)	12,234	40,482
Management and other operations	(6,862)	30,656
Stock compensation	(16,931)	(16,295)
Corporate	(90,678)	(115,374)

	$295,092	$747,728

(a)	Represents the Company’s share of operating income (loss) excluding investments in REIT ventures, adjusted for the effect of certain basis differences.

	For the Three Months Ended March 31,
	2020(1)	2019
	(In thousands)
	(unaudited)
Net income attributable to MGM Resorts International	$806,869	$31,297
Plus: Net income (loss) attributable to noncontrolling interests	(132,350)	34,860

Net income	674,519	66,157
Provision for income taxes	262,304	71,511

Income before income taxes	936,823	137,668

Non-operating (income) expense:
Interest expense, net of amounts capitalized	157,137	216,120
Other, net	156,885	16,472

	314,022	232,592

Operating income	1,250,845	370,260
Preopening and start-up expenses	122	3,287
Property transactions, net	54,975	8,776
Gain on REIT transactions, net	(1,491,945)	—
Depreciation and amortization	318,290	316,414
CEO transition expense	44,401 (b)	—
Restructuring	—	41,098
Triple net operating lease and ground lease rent expense	141,918	7,893
Income from unconsolidated affiliates, investments in REITs	(23,514)	—

Adjusted EBITDAR	$295,092	$747,728

(b)	Includes $20 million of stock compensation expenses, of which approximately $13 million related to the modification and accelerated vesting of outstanding stock compensation awards.

(1)

All information for the three months ended March 31, 2020 included in the tables above reflects preliminary expectations of financial results for the quarter ended March 31, 2020, and has not been reviewed by our auditors and is subject to change. The preliminary estimates presented above are the responsibility of management and have been prepared in good faith on a consistent basis with prior periods. However, we have not completed our financial closing procedures for the three months ended March 31, 2020, and our actual results could be materially different from our estimates. In addition, Deloitte & Touche LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to these preliminary estimates and does not express an opinion or any other form of assurance with respect to these preliminary estimates or their achievability. During the course of the preparation of our consolidated financial statements and related notes as of and for the three months ended March 31, 2020, we and our auditors may identify items that would require us to make material adjustments to the preliminary estimates presented above. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved in any future period. Investors are cautioned not to place undue reliance on such preliminary estimates.

RISK FACTORS

Risks Related to our Business

The global COVID-19 pandemic has materially impacted our business, financial results and liquidity, and such impact could worsen and last for an unknown period of time.

The global spread of the COVID-19 pandemic has been, and continues to be, complex and rapidly evolving, with governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, stay-at-home directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, concerts, conferences and meetings, and quarantines and lock-downs. The pandemic and its consequences have dramatically reduced travel and demand for hotel rooms and other casino resort amenities, which has had a negative impact on our results for the three months ended March 31, 2020 and which we expect to more significantly impact results for the quarter ending June 30, 2020 and potentially thereafter as a result of the increased geographic spread of the pandemic. In particular, all of our domestic properties have been required to close for an undetermined period of time pursuant to various state and local government regulations. While our properties in Macau resumed operations on February 20, 2020, the properties are still subject to limitations on the number of tables allowed to operate and the number of seats available at each table. In addition, several travel and entry restrictions in Macau, Hong Kong and certain cities and regions in mainland China remain in place (including the temporary suspension of the visa scheme, the temporary suspension of ferry services and other modes of transportation, and bans on entry or enhanced quarantine requirements), significantly impacting visitation to our Macau properties, which continue to have a material impact on MGM China’s results of operations.

The extent to which the COVID-19 pandemic impacts our business, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous evolving factors that we may not be able to accurately predict or assess, including the duration and scope of the pandemic (and whether there is a, or multiple, resurgences in the future); the negative impact it has on global and regional economies and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence even after travel advisories and restrictions are lifted; the ability of us and our business partners to successfully navigate the impacts of the pandemic; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel and limiting or banning leisure, casino and entertainment (including sporting events) activities; and how quickly economies, travel activity, and demand for gaming, entertainment and leisure activities recovers after the pandemic subsides. The impact of the COVID-19 pandemic may also have the effect of exacerbating many of the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our other filings with the Securities and Exchange Commission. As a result of the foregoing, we cannot predict the ultimate scope, duration and impact the COVID-19 pandemic will have on our results of operations, but we expect that it will continue to have a material impact on our business, financial condition, liquidity, results of operations (including revenues and profitability) and stock price.

In addition, although we are reviewing and intend to seek any available benefits under CARES Act, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Certain of the benefits we seek to access under the CARES Act have not previously been administered on the present scale or at all. Government or third party program administrators may be unable to cope with the volume of applications in the near term and any benefits we receive may not be as extensive as those for which we apply, may impose additional conditions and restrictions on our operations or may otherwise provide less relief than we contemplate. If the U.S. government or any other governmental authority agrees to provide crisis relief assistance that we accept, it may impose certain requirements on the recipients of the aid, including restrictions on executive officer compensation, dividends, prepayment of debt, limitations on debt and other similar restrictions that will apply for a period of time after the aid is repaid or redeemed in full. We cannot assure you that any such government crisis relief assistance will not significantly limit our corporate activities or be on terms that are favorable to us. Such restrictions and terms could adversely impact our business and operations.

Furthermore, these excerpts from the preliminary prospectus supplement include estimates of our current and anticipated future cash outflows while our domestic properties remain closed as a result of the COVID-19 pandemic. Our actual level of cash outflows, however, could be impacted by unanticipated developments or by events beyond our control, and accordingly, there can be no assurances that our actual cash outflows will not differ from these estimates, and such differences could be material.

All of our domestic properties are currently closed, and we are unable to predict when all, or any of, such properties will re-open to the public, or the period of time required for the ramp-up of operations upon re-opening.

As of March 17, 2020, all of our domestic properties were temporarily closed to the public and have remained closed pursuant to state and local government requirements as a result of the unprecedented public health crisis from the COVID-19 pandemic. As a result, our domestic properties are effectively generating no revenue. We have also seen high levels of room and convention cancellations through the third quarter of 2020, with some tentative re-bookings in the fourth quarter and into 2021.

While we have engaged in aggressive cost reduction efforts in connection with the closures, we still have significant fixed and variable expenses, which will adversely affect our profitability. Furthermore, while we are working closely with government officials on plans to re-open our properties when the government restrictions are lifted, we cannot predict the duration of the shutdowns or any limitations the government may impose on our operations when we are able to re-open, which may include, among others, restrictions on the number of seats per table game, slot machine spacing, temperature checks, mask protection as well as other measures at our restaurants and entertainment venues to enforce social distancing measures. In addition, when we are able to re-open, we expect to see weakened demand at our properties in light of continued domestic and international travel restrictions or warnings, consumer fears and reduced consumer discretionary spending and general economic uncertainty. In light of the foregoing, we are unable to determine when our properties will return to pre-pandemic demand or pricing, but we expect that the impact will have a material impact on our consolidated results of operations during 2020 and potentially thereafter.

We have undertaken aggressive actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain employees.

As a result of the closure of all of our domestic properties and the continued uncertainty regarding the duration and severity of this pandemic, we have taken steps to reduce operating costs and improve efficiencies, including furloughing a substantial number of our employees. Such steps, and further changes we may make in the future to reduce costs, may negatively impact guest loyalty or our ability to attract and retain employees, and our reputation may suffer as a result. For example, if our furloughed employees do not return to work with us when the COVID-19 pandemic subsides, including because they find new employment during the furlough, we may experience operational challenges that may impact our ability to resume operations in full. We may also face demands or requests from labor unions that represent our employees, whether in the course of our periodic renegotiation of our collective bargaining agreements, through effects bargaining relating to the shut down and/or reopening of our operations, or otherwise, for additional compensation, healthcare benefits or other terms as a result of COVID-19 that could increase costs, and we could experience labor disputes or disruptions as we continue to implement our COVID-19 mitigation plans.